Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of June 1, 2020, by and between RADNET MANAGEMENT, INC., a Delaware corporation (the "Company"), and Gregory Sorensen, M.D. (the "Employee").

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the parties hereby agree as follows:

1.              Employment. The Company hereby agrees to employ Employee in the capacity of Senior Vice President of the Company and President of the Company's subsidiary, DeepHealth, Inc. Employee accepts such employment and agrees to perform such services as are customary to such offices and as shall from time to time be assigned to him by the Company.

2.             Term. Employee's employment hereunder shall commence on June 1, 2020 (the "Commencement Date") and shall continue for a period of five (5) years thereafter unless earlier terminated as provided in Section 5 (the "Term"). Employee's employment will be on a full-time basis requiring the devotion of such amount of his professional time as is necessary for the efficient operation of the business of the Company. Notwithstanding the above, employee shall be permitted to hold directorships in companies not in competition with RadNet Management, Inc., and/or positions with charitable organizations, trusts, passive business interests and personal investments, provided that doing so does not create a conflict of interest, and as long as such services are not provided to any competitor of the Company and do not materially interfere with Employee's performance of services to the Company.

3.	Compensation and Benefits.

3.1.           Salary. For the performance of Employee's duties hereunder, the Company shall pay Employee an annual salary of Six Hundred Thousand Dollars ($600,000) ("Base Compensation"), payable (after deducting required withholdings) in accordance with the Company's ordinary payroll practices.

3.2.           Annual Stock Grant. Subject to the approval of the Compensation Committee of the Board of Directors of RadNet, Inc., a Delaware corporation, which is the Company's parent entity ("RNI"), Employee shall receive a grant each calendar year during the initial Term equal to that number of restricted common shares of RNI ("RS Award") under RNI'S 2006 Equity Incentive Plan as amended ("Plan"), determined by dividing Six Hundred Thousand Dollars ($600,000) per calendar year by the grant price of such shares as determined by the Board of Directors of RNI on the date of each grant. Subject to Employee's continuous service, one third (1/3rd) of the RS Award shall incrementally vest on each of the three successive annual anniversaries of the RS Award grant date. The RS Award shall be governed by the Plan and the RS Award grant agreement which Employee must timely execute as a condition of grant.

3.3.           Benefits. Employee shall be entitled to such medical, disability and life insurance coverage and such sick leave and holiday benefits, if any, and any other benefits as are made available to the Company's corporate officers, all in accordance with the Company's benefits policies and programs in effect from time to time and to be mutually agreed upon by Employee. Employee will accrue paid vacation on a pro-rata basis, in an amount equivalent to six (6) weeks per year, subject to any and all accrual caps and rules and procedures established by Company policy regarding the use and accrual of vacation. Employee shall also be covered by the Company's Directors and Officers insurance coverage during Employee's employment with the Company, as well as such other insurance coverage as the Company approves and/or is required by law.

1

3.4.           Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable and necessary expenses, including but not limited to expenses for travel, meals and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of the Company's business; provided, however, that the Company requires as a condition to such reimbursements, that Employee comply with the Company's expense reimbursement policies. Reasonable and necessary telephone and internet expenses will be reimbursed in accordance with Company policy.

3.5.           Annual Review. The Company's Board of Directors (or, if delegated by the Board of Directors, the Company's Compensation Committee or Chief Executive Officer) will, on an annual basis, review Employee's performance and compensation hereunder (including salary, bonus and stock options and/or other equity incentives).

4.	Change in Control.

4.1.           In the event of a Change in Control of RNI (as defined below), all options, warrants and any other deferred equity compensation then granted to Employee by RNI which are unvested at the date of the Change in Control will vest.

4.2.           Definition. As used herein, a "Change in Control" has the same meaning provided to it in the 2006 Equity Incentive Plan as amended.

5.	Termination.

5.1.           Termination Events. Employee's employment hereunder will terminate upon the occurrence of any of the following events:

(a)	Employee dies;

(b)            the Company, by written notice to Employee or his personal representative, discharges Employee due to Employee's Disability (as defined below);

As used in this Agreement, the term "Disability" shall mean that for a period of at least 120 days during any twelve consecutive month period on account of a mental or physical condition, Employee is unable to perform the essential functions of his job for the Company, with or without reasonable accommodation. The determination of Employee's Disability shall be made (a) by a medical physician selected or agreed to by the Company or (b) upon mutual agreement of the Company and Employee or his personal representative. All costs relating to the determination of whether Employee has incurred a Disability shall be paid by the Company. Employee shall submit to any examination that is reasonably required by an examining physician for purposes of determining whether a Disability exists.

(c)	Employee is discharged by the Company for Cause (as defined below):

As used in this Agreement, the term "Cause" shall mean:

(i)             Employee's conviction of (or plea of guilty or nolo contendere to) (A) any felony or (B) any misdemeanor involving fraud or dishonesty in connection with the performance of his duties hereunder or moral turpitude; or

(ii)            the willful and continued failure of Employee for a total of 10 days (which need not be consecutive days) within any fiscal year of the Company to substantially perform his duties with the Company (other than any such failure resulting from illness or Disability) after a written demand for substantial performance from the Company is delivered to Employee, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

2

(iii)           Employee has willfully engaged in misconduct which has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company.

For purposes of this Section, no act or failure to act on Employee's part shall be considered "willful" unless Employee acted in bad faith or without a reasonable belief that Employee's action or omission was in the best interest of the Company.

(d)           Employee is discharged by the Company for any reason, other than for Cause or Disability, which the Company may do at any time. For the avoidance of doubt, a Change in Control, on its own, shall not constitute a termination, even if Employee's employer changes as a result of such Change in Control;

(e)            Employee voluntarily terminates his employment due to either (i) a material default by the Company in the performance of any of its obligations hereunder, or (ii) an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of thirty days following its receipt of written notice thereof from Employee (which notice must be provided to the Company within 45 days of the initial existence of the applicable event and which reasonably describes the facts claimed by Employee to constitute the default or Adverse Change in Duties) (the reasons described in items (i) and (ii) of this paragraph being referred to herein as "Good Reason") and such Good Reason termination is consummated by Employee within 30 business days after the expiration of the Company's 30 day remedy period; or

(f)             Employee voluntarily terminates his employment for any reason other than Good Reason, which Employee may do at any time with at least 30 days' advance notice.

As used in this Agreement, "Adverse Change in Duties" means an action or series of actions taken by the Company and/or the Board of Directors of the Company, without Employee's prior written consent, which results in:

(i)             A change in Employee's reporting structure, titles, job duties or job functions which results in a material diminution of his status, control, authority or level of responsibility; or

(ii)            The assignment to Employee of any positions, duties or responsibilities which are materially inconsistent with Employee's positions, duties and responsibilities or status with the Company;

(iii)           A requirement by the Company that Employee be based or perform his duties anywhere other than (i) where they are currently performed (or within a 25 mile radius of that location), or (ii) at the Company's corporate office location on the date of this Agreement; or

(iv)	A reduction by the Company in Employee's Base Compensation.

5.2.	Effects of Termination.

(a)            Upon termination of Employee's employment hereunder for any reason, the Company will promptly pay Employee all compensation owed to Employee and unpaid through the effective date of termination (including without limitation Base Compensation and Employee's properly documented expense reimbursements).

3

(b)            In addition, if Employee's employment is terminated under Sections 5.1 (d) or (e) during the Term, and there has been a Change in Control within twelve (12) months prior to the termination, provided that Employee signs and does not revoke a complete and general release of claims in a form to be reasonably determined by the Company, and is in material compliance with this Agreement, then the Company shall also pay Employee, not later than the fifteenth day after the effective date of the release, a lump sum severance payment in an amount equal to twelve (12) months of Base Compensation ("Severance Pay"). If there has not been a Change in Control with the previous twelve months of the termination date, Employee shall receive the Severance Pay in substantially equal installments over the twelve month (12) month period following the termination date with the first installment commencing with the fifteenth day after the effective date the release and the last installment occurring on the second anniversary of the termination date. Notwithstanding the foregoing, with respect to the Severance Pay, (x) the timing of all payments hereunder is subject to Section 6.13 below and (y) the first such installment of any Severance Pay shall be in an amount covering the time period from the date of termination of employment through the time of such first installment and (z) the release of all claims agreement must be executed by Employee and become effective by its own terms within no more than 55 days after the date of termination. However, notwithstanding the foregoing, to the extent any portion (or all) of a severance payment that would be paid in a lump sum would violate Section 409A, then such amount shall instead be paid in installments pursuant to the installment payment provisions of this section.

5.3.           Confidentiality After Termination. Immediately upon Employee's execution of this Agreement and on an on-going basis, the Company agrees that it shall provide to Employee confidential information and trade secrets of the Company and its business ("Confidential Information"). In consideration of, among other things, the Company's obligation to disclose confidential information to Employee and his receipt of that confidential information, as well as the compensation and benefits set forth in this Agreement, Employee agrees that during his employment with the Company and for the one year period following the termination of Employee's employment hereunder (the "Restricted Period"), Employee will not, directly or indirectly, whether as an individual, employee, director, consultant, investor, stockholder, partner, agent, principal, lender or advisor, or in any other capacity whatsoever, and whether personally or through other persons:

(a)            provide services, to the extent any such services require his use of Confidential Information, to any person, firm, corporation or other business enterprise whose primary business involves (i) owning or operating diagnostic imaging centers or the provision of diagnostic imaging services, (ii) providing administrative, management or other information services to radiology practices or (iii) providing management services in the area of radiology, in each case unless he obtains the prior written consent of the Company.

(b)           solicit, or attempt to encourage or solicit, any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships between the Company and its current or prospective employees or any employee who has been employed by the Company within ninety days preceding Employee's termination.

(c)            utilize Confidential Information to directly or indirectly induce or attempt to induce any provider, payor, customer, supplier,distributor, licensee or other business relation of the Company to cease doing, or curtail, business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

If any restriction set forth in this paragraph is held to be unreasonable and/or unenforceable as written, Employee and the Company agree that the restriction may be reformed to make it enforceable, and the restriction shall remain in full force and effect as reformed.

Employee acknowledges that the restrictions contained in this paragraph in view of the nature of the Company's business, are reasonable and necessary to protect the Company's legitimate business interests and that any violation of this paragraph would result in irreparable injury to the Company, and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. In the event of a breach or a threatened breach by Employee of any provision in this paragraph, the Company shall be entitled to cease making any and all payments otherwise payable to Employee on termination under this Agreement and to seek a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and to recover the Company's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained in this paragraph shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys' fees, and costs. The restrictions in this paragraph shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

4

If Employee violates any of the restrictions contained in this paragraph, the restrictive period will be suspended and will not run in favor of Employee from the time of the commencement of any violation until the time when Employee cures the violation to the Company's satisfaction.

Upon Termination, Employee shall return to the Company any and all Confidential Information relating to the Company and its Business.

6.	General Provisions.

6.1.           Assignment. Employee shall not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of the Company, and any attempted assignment without the Company's consent shall be void ab initio. The Company may assign this Agreement to any successor of the Company or any purchaser of all or substantially all of the assets of the Company.

6.2.           Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter. In the case of any conflict between the terms of this Agreement and any option agreement or similar instrument, the terms of this Agreement shall control.

6.3.           Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

6.4.           Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

6.5.           Governing Law. This Agreement is performable in whole or in part in Los Angeles County, California wherein exclusive venue shall lie for any proceeding, claim or controversy. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, and without giving effect to principles of conflict of laws. Notwithstanding the foregoing, the Parties represent and agree that the Company is engaged in interstate commerce, and as such Section 6.12 of this Agreement will be interpreted and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and not any contrary state law.

6.6.          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

6.7.           Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

6.8.          Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to Radnet Management, Inc., 1510 Cotner Ave., Los Angeles, CA 90025- 3303, attention: Mark Stolper; and in the case of Employee, to the address shown for Employee on the signature page hereof.

5

6.9.           No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

6.10.        Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for its own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

6.11.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.12.         Arbitration. Any controversy, dispute or claim ("Claim") whatsoever between Employee, on the one hand, and Company, or any of its employees, directors, officers, and agents (collectively "Company Parties"), on the other hand, except as excluded below, shall be resolved by binding arbitration, at the request of either party, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association or other similar organization agreed to by the parties. The claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to, based on race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, or disability), and claims for violation of any federal, state, or other government law, statute, regulation or ordinance, except for claims for worker's compensation or unemployment insurance benefits. Nothing contained in this Agreement shall prohibit Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission and/or the Department of Fair Employment and Housing, and cooperating in the investigation of such.

This provision does not apply to or cover claims based upon a benefit plan that contains an arbitration or other dispute resolution procedure, in which case the provisions of such plan shall apply. Further, either Employee or the Company, in a court of competent jurisdiction, may seek to compel arbitration under this Agreement, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration to the extent allowed by California Code of Civil Procedure Section 1281.8.

The chosen arbitration administrator shall give each party a list of names drawn from its panel of employment arbitrators. The arbitrator shall apply California substantive law and the California Evidence Code to the proceeding. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Los Angeles County, California. The parties shall be entitled to conduct reasonable discovery, including, without limitation, conducting depositions, requesting documents and propounding interrogatories. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and provide to the parties a decision and award, which shall include factual findings and the reasons upon which a decision is based. Except as may be stated otherwise above, any and all arbitration proceedings shall be conducted in accordance with the Employment Dispute Resolution Procedures of the AAA.

Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. The fees for the arbitrator shall be paid by Company. Each party shall bear its or his own fees and costs incurred in connection with the arbitration except for any attorneys' fees or costs which are awarded to a party by the Arbitrator pursuant to a statute or contract which provides for recovery of such fees and/or costs from the other party.

6

The arbitrator's authority to resolve disputes and make awards under this Agreement is limited to disputes between (1) Employee as an individual and the Company or any affiliates and (2) Employee as an individual and any past or present owner, shareholder, director, officer, partner, member, associate, employee, intern, service provider, consultant or agent of the Company or any affiliates. No arbitration award or decision will have any preclusive effect as to issues or arbitrable claims in any dispute with anyone who is not a named party to the arbitration. Employee and the Company agree that each may file claims against the other only in their individual capacities, and may not file claims as a plaintiff and/or participate as a class member in any pending or future class and/or collective action against the other. Employee and the Company agree that any class, collective, or representative claims that are found not subject to arbitration under this Agreement shall be resolved in court, and are stayed pending the outcome of the arbitration. Employee and the Company agree that a court, not an arbitrator, shall determine whether any claims must proceed on a class or collective basis.

Except as provided in this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company. Both Company and the Employee understand and agree that by using arbitration to resolve any Claims between Employee and Company or any or all the Company Parties they are giving up any right that they may have to a judge or jury trial with regard to those Claims.

6.13.        Taxes and 409A. All payments made by the Company to Employee will be subject to tax withholding in amounts determined by the Company pursuant to applicable laws or regulations and Employee shall be solely responsible for any taxes, excise taxes, penalties and/or interest imposed on Employee as a result of this Agreement or due to any other payments or benefits provided by the Company or any Company affiliate.

To the maximum extent permitted, this Agreement is intended to not constitute a "nonqualified deferred compensation plan" within the meaning of Internal Revenue Code Section 409A ("Section 409A") but in any event will be interpreted to comply with Section 409A. In the event this Agreement or any benefit paid under this Agreement or otherwise by the Company or any Company affiliate to Employee is deemed to be subject to Section 409A, Employee consents to the Company's adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Section 409A and avoid the imposition of taxes under Section 409A.

For purposes of this Agreement, a termination of employment means a "separation from service" as defined in Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. To the extent any nonqualified deferred compensation payment to Employee could be paid in one or more of Employee's taxable years depending upon Employee completing certain employment related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

If upon Employee's "separation from service" within the meaning of Section 409A, Employee is then a "specified employee" (as defined in Section 409A) of RNI, then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company (or RNI) shall defer payment of "nonqualified deferred compensation" subject to Section 409A payable as a result of and within six (6) months following such "separation from service" until the earlier of (i) the first business day of the seventh month following Employee's "separation from service," or (ii) ten (10) days after the Company receives written confirmation of Employee's death. Any such delayed payments shall be made without interest.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

COMPANY:	EMPLOYEE:
RADNET MANAGEMENT, INC.	Gregory Sorensen, M.D.

/s/ Howard G. Berger	/s/ Gregory Sorensen, M.D.
Howard G. Berger, M.D., President

7